Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-277947 on Form N-2 of our report dated May 26, 2023, relating to the consolidated financial statements and consolidated financial highlights of the Cascade Private Capital Fund (formerly known as Barings Private Equity Opportunities and Commitments Fund) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2023 which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 3, 2024